							Exhibit A

TNP ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET
December 31, 2001
(Amounts in Thousands)

	Texas-New Mexico Power Company Consolidated	First Choice Power Company	TNP Operating Company	TNP Enterprises, Inc.	Facility Works, Inc.	Consolidating Entries	TNP Enterprises, Inc. Consolidated
ASSETS
UTILITY PLANT	$ 760,377	$ 822	$ -	$ 37	$ -	$ (220,064)	$ 541,172
Less: accumulated depreciation	266,728	80	-	77	-	(220,064)	46,821
Net utility plant	493,649	742	-	(40)	-	-	494,351

INVESTMENT IN SUBSIDIARY COMPANIES	-	-	-	340,521	-	(340,521)	-
NOTES RECEIVABLE	-	-	-	100	-	(100)	-
OTHER PROPERTY AND INVESTMENTS, at cost	334	-	929	2,500	-	-	3,763
CURRENT ASSETS:
Cash and cash equivalents	5,634	1,987	717	5,696	111	-	14,145
Accounts receivable	5,588	3,676	-	42	271	(41)	9,536
Deferred purchased power and fuel costs	1,852	-	-	-	-	-	1,852
Assets held for sale	103,500	-	-	-	-	-	103,500
Other current assets	3,199	17	-	115	52	-	3,383
Total current assets	119,773	5,680	717	5,853	434	(41)	132,416

LONG-TERM AND OTHER ASSETS:
Goodwill	-	-	-	270,256	-	-	270,256
Recoverable stranded costs	311,944	-	-	-	-	-	311,944
Deferred charges	15,099	(1,955)	103	10,515	(42)	28,107	51,827
Total long-term and other assets	327,043	(1,955)	103	280,771	(42)	28,107	634,027
	$ 940,799	$ 4,467	$ 1,749	$629,705	$ 392	$ (312,555)	$ 1,264,557

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common shareholder's equity:
Common stock	$ 107	$ 1	$ 100	$100,000	$ 1	$ (209)	$ 100,000
Other paid-in-capital	222,149	-	400	-	32,994	(255,543)	-
Retained earnings (deficit)	115,685	(2,105)	1,178	(21,189)	(29,989)	(84,769)	(21,189)
Accumulated other comprehensive loss	(530)	-	-	-	-	530	-
Total common shareholder's equity	337,411	(2,104)	1,678	78,811	3,006	(339,991)	78,811
Redeemable cumulative preferred stock	-	-	-	121,191	-	-	121,191
Long-term debt, less current maturities	342,411	6,100	-	430,600	-	(100)	779,011
Total capitalization	679,822	3,996	1,678	630,602	3,006	(340,091)	979,013

CURRENT LIABILITIES:
Current maturities of long-term debt	-	-	-	1,600	-	-	1,600
Accounts payable	31,952	1,377	-	200	72	-	33,601
Other current liabilities	61,825	(906)	71	8,769	(2,686)	65	67,138
Total current liabilities	93,777	471	71	10,569	(2,614)	65	102,339

LONG-TERM AND OTHER LIABILITIES:
Deferred purchased power and fuel costs	10,665	-	-	-	-	-	10,665
Accumulated deferred income taxes	124,889	-	-	(11,466)	-	325	113,748
Accumulated deferred investment tax credits	20,792	-	-	-	-	-	20,792
Deferred credits	10,854	-	-	-	-	27,146	38,000
Total long-term and other liabilities	167,200	-	-	(11,466)	-	27,471	183,205
	$ 940,799	$ 4,467	$ 1,749	$629,705	$ 392	$ (312,555)	$ 1,264,557